Exhibit 10(ii)(B)

ASSET PURCHASE AGREEMENT

between

GRAMTEL USA, INC.

and

BCSIVA INC.

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of the 31st day of December 2007, is made by and among GramTel USA, Inc., a Delaware corporation (the “Company”), Jordan Industries, Inc., (“Jordan”) (solely for the purpose of agreeing to the provisions of Section 6.5 and Section 6.9) and BCSIVA Inc., a Virginia corporation (“Buyer”).

ARTICLE I

PURCHASE AND SALE; PRICE

1.1 Purchase and Sale of Assets. In consideration of the Purchase Price (hereinafter defined), and subject to the terms and conditions set forth in this Agreement, at the Closing (hereinafter defined) except for the Excluded Assets (hereinafter defined), the Company will sell to Buyer and Buyer will purchase from the Company all or substantially all of the assets (real and personal, tangible and intangible), properties and business of the Company, as the same are more specifically set forth in Section 1.2 hereof.

1.2 Overview of Purchased Assets. The assets to be purchased from the Company are all of the Company’s assets, properties and rights (real and personal, tangible and intangible) owned or used primarily in the conduct of its business as of the Closing Date (the “Business”) except for the Excluded Assets and those assets sold, transferred or disposed of in the ordinary and regular course of business in accordance with Section 4.1 below (hereinafter collectively referred to as the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following at the Closing Date:

(a) Equipment. All of the Company’s machinery, equipment, telephone numbers (toll-free and others) and other personal property and all of the Company’s fixed assets, including those listed in Exhibit 1.2(a) including all warranty claims with respect to the Company’s fixed assets.

(b) Business Records. All of the Company’s records (other than income and franchise tax returns and related work papers) relating to the Business, including with respect to customers and customer relationships.

(c) Inventory. All inventories and other supplies pertaining to the Company’s operations on hand or at third party premises or in transit including raw materials, work in process and finished goods, and including any rights of the Company to warranties received from suppliers.

(d) Intellectual Property. All of the Company’s right, title and interest in and to all United States and foreign registered, pending and common law, trade names,

service marks, trademarks, trade dress, logos, domain names, the GramTel name and proprietary designations, including all of the good will of the Company’s Business associated therewith, all United States and foreign issued and pending patents, all United States and foreign copyrights and copyrightable material, whether or not registered, rights of publicity, franchises and all technology rights and licenses, including computer software and programs (including all source codes and object codes), websites (all as set forth in Exhibit 2.12) and all proprietary know-how, trade secrets, inventions, discoveries, developments, research, and formulas, whether or not patentable, and all other proprietary information or property relating to the Company’s current Business or business prospects and any improvements, updates, enhancements or modifications related to any of the foregoing (hereinafter collectively referred to as “Intellectual Property Assets”).

(e) Other Intangibles. All of the Company’s right, title and interest in and to franchises, licenses, permits, options and any inventions, developments and ideas.

(f) Contracts; Materials; Etc. Except for the contracts set forth on Exhibit 1.2(f) (the “Excluded Contracts”), all of the Company’s rights and privileges arising from its unshipped orders, customer contracts, customer lists, outstanding offers, sales records, advertising materials, and all agreements for the sale, purchase or lease of goods or services, causes of action (other than causes of action arising from or relating to Excluded Assets, Excluded Contracts or Excluded Liabilities) and all other contracts, agreements, assets and things of value now beneficially owned or acquired by the Company at or before the Closing Date, whether tangible or intangible, real or personal, inchoate, partial or complete, fixed or contingent, of every kind and description and wherever situated (all contracts of the Company which are not Excluded Contracts, collectively the “Contracts”),

(g) Real Property. All land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and used in the Business of the Company as identified on Exhibit 1.2(g) (the “Real Property”).

(h) Accounts Receivable. All accounts receivable and rights to payment from services performed by the Company, whether billed or unbilled, and whether or not accrued or on the books and records of the Company, and all reserves and allowances accrued therefor (“Receivables”).

(i) Long-Term Assets and Current Assets. All long-term assets together with all Current Assets (as defined in Section 1.7 below) on the books and records of the Company, to the extent not specified above.

(j) Post Office Boxes. The Company’s Post Office box or boxes.

1.3 Confirmation of Assets Excluded From Purchased Assets. The parties hereto acknowledge and agree that the Purchase Price (hereinafter defined) has been calculated,

and is being paid, based on the agreement and understanding that the Purchased Assets do not include those assets set forth on Exhibit 1.3 (the “Excluded Assets”).

1.4 Purchase Price. In consideration of the sale, conveyance, transfer and delivery of the Purchased Assets provided for in this Agreement, Buyer agrees to pay an aggregate purchase price of $19,900,000, subject to the adjustments set forth below in this Section 1.4 and in Section 1.7 (the “Purchase Price”). At Closing, the Purchase Price shall be paid as follows:

(a) The Buyer shall wire such funds as are sufficient to satisfy the payoff amounts identified in the payoff letters received from 1st Source Bank as contemplated by Section 6.7 below and any other Liens to be paid off at Closing as may be agreed upon by the Company and Buyer;

(b) The Buyer will hold back the sum of $200,000 (the “Chicago Holdback”) to be paid to the Company in accordance with the payment schedule identified on Exhibit 6.10 within ten (10) days of the successful renegotiation (in whole or in part) of the Chicago Lease to incorporate some or all of the terms set forth in Section 6.10 below.

(c) The Buyer will deposit the sum of $400,000 (the “Capex Escrow”) in immediately available funds by wire transfer to the bank account of the Escrow Agent (defined below) to be held and disbursed in accordance with the terms and conditions of the Escrow Agreement (defined below) and Section 6.14 below.

(d) The Buyer will deposit the sum of $300,000 (the “Consents Escrow”) in immediately available funds by wire transfer to the bank account of the Escrow Agent to be held and disbursed in accordance with the terms and conditions of the Escrow Agreement and Section 1.8, below; and

(e) The remaining amount, in immediately available funds by wire transfer to the Company.

1.5 Assumption of Liabilities. At the Closing, Buyer agrees that it will assume, discharge, and will indemnify the Company against the following liabilities and obligations: (a) all liabilities and obligations arising in connection with the Purchased Assets from events applicable to any and all periods after the Closing, including, without limitation, all Contracts included in the Purchased Assets and (b) the Current Liabilities (as defined in Section 1.7, below), accrued as of Closing in the ordinary course of business in accordance with Section 2.15 and 4.1 below, (the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any other obligations of the Company hereunder and notwithstanding the foregoing, Buyer expressly excludes and will not assume, discharge or indemnify the Company against any liabilities or obligations arising in connection with any Pre-existing Environmental Conditions as defined in Section 2.13(a)(iii) (all liabilities not expressly assumed as Assumed Liabilities hereunder, the “Excluded Liabilities”).

1.6 Purchase Price Allocation. The Company shall provide a proposed allocation of the Purchase Price (and the amount of Assumed Liabilities that are liabilities for Federal income tax purposes) among the Purchased Assets in accordance with Code Section 1060 (the “Allocation”) to Buyer within thirty (30) days following the Closing Date. Buyer shall propose any changes to the proposed final Allocation within thirty (30) days thereafter, together with a reasonably detailed explanation of the reasons therefore. Buyer and the Company will negotiate in good faith to resolve any disputed items. In the event Buyer and the Company cannot agree on the Allocation, the disputed items shall be submitted to an Independent Accountant (hereinafter defined) for resolution in accordance with the principles of Section 1.7(a). Each of Buyer and the Company shall timely file IRS Form 8594 and all other Federal, state, local and foreign tax returns in accordance with the final Allocation, and neither Buyer or the Company nor any of their respective affiliates or representatives shall take any position on any tax return or in any examination, claim for refund or tax contest (administrative or judicial) that is inconsistent with the final Allocation. The Company and Buyer agree to promptly provide the other party with any additional information as required to complete Form 8594.

1.7 Working Capital Adjustment. The Purchase Price shall be adjusted after the Closing if the Net Working Capital (hereinafter defined) of the Company as of the Closing is less than Three Hundred Thousand Dollars ($300,000) (the “Minimum Target Net Working Capital”) or more than Six Hundred Thousand Dollars ($600,000) (the “Maximum Target Net Working Capital”), in accordance with this Section 1.7. For purposes of this Agreement, “Net Working Capital” shall mean the Current Assets of the Company minus the Current Liabilities of the Company which constitute Assumed Liabilities, in each case as determined in accordance with Generally Accepted Accounting Principles. For purposes of this Agreement, “Current Assets” means Receivables less reserves and allowances, pre-paid expenses which accrue or will accrue to the benefit of Buyer (including, but not limited to prepaid advertising, prepaid maintenance and prepaid connectivity), sales commission advances, and vendor and real estate deposits, all determined in accordance with Generally Accepted Accounting Principles, but specifically excluding cash, prepaid insurance, the Signal Hill deposit and the No.place.com asset. For purposes of this Agreement, “Current Liabilities” shall mean trade accounts payable, advance billings and customer deposits and other current liabilities on the books and records of the Company, in each case accrued in accordance with Sections 2.15 and 4.1 and in accordance with Generally Accepted Accounting Principles (other than for advance billings, which shall be calculated in accordance with the Company’s past practice), but specifically excluding payroll accruals, obligations to employees for wages, sales commissions, bonuses, benefits, vacations or otherwise, any intercompany liabilities or accounts payable and any accrued interest thereon, any line of credit or other debt borrowings and any accrued interest thereon, and any tax liabilities or accruals and any accrued interest thereon. An example calculation of the Company’s Net Working Capital as of November 30, 2007 is set forth on Exhibit 1.7.

(a) Procedure. After the Closing, at no cost to the Company, Buyer will prepare a calculation of the Net Working Capital of the Company as of the Closing Date (the “Closing Calculation”). The Closing Calculation will be completed within forty-five (45) days after the Closing Date and delivered to the Company for its review. To facilitate such review, Buyer shall make its work papers relating to the Closing Calculation available to the Company and its accountants. The Company shall then have thirty (30) days from the receipt of same to notify Buyer of any objections to or disputes of the Closing Calculation. If the Company contests the Closing Calculation, the parties shall use reasonable efforts to resolve their dispute. If final resolution is not obtained within ten (10) days following the Company’s notice to Buyer of its objections, Buyer and the Company shall retain a mutually acceptable national independent accounting firm (the “Independent Accountant”) to resolve any remaining dispute. If Buyer and the Company are unable to agree upon an Independent Accountant, each of Buyer and the Company shall appoint an independent accounting firm, which independent accounting firms shall then select a third independent accounting firm which shall serve as the Independent Accountant pursuant to this Agreement. The Independent Accountant shall have thirty (30) days after submission of the dispute to resolve the disputed items in writing, with a copy to all parties. The determination of the Independent Accountant shall be final and binding on the parties, and the costs of the Independent Accountant shall be borne by the party whose position is determined to be least correct by the Independent Accountant.

(b) Adjustment. After the final determination of the Closing Calculation, the Purchase Price shall be (i) increased by the excess, if any, of the Net Working Capital of the Company as of the Closing Date as reflected in the Closing Calculation over the Maximum Target Net Working Capital (any such excess, a “Net Working Capital Excess”), or (ii) decreased by the shortfall, if any, of the Net Working Capital of the Company as of the Closing Date as reflected in the Closing Calculation under the Minimum Target Net Working Capital (any such deficiency, a “Net Working Capital Deficiency”). If there is a Net Working Capital Excess, Buyer shall promptly (but in any event within ten (10) business days following the final determination of the Closing Calculation) pay to the Company, in cash to an account designated by the Company, the amount of such Net Working Capital Excess. If there is a Net Working Capital Deficiency, the Company shall promptly (but in any event within ten (10) business days following final determination of the Closing Calculation) pay to Buyer, in cash to an account designated by Buyer, the amount of such Net Working Capital Deficiency.

1.8 Consents Escrow. Certain consents to transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party (including the Contracts). Prior to the Closing, the Company shall use commercially reasonable efforts to obtain the Material Consents (defined in Section 7.2 below); including, without limitation, those Material Consents that relate to customer Contracts (the “Material Customer Consents”); provided, that such efforts shall not include any requirement of the Company to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. After the Closing, Buyer shall use commercially reasonable efforts to obtain those Consents (defined below) that relate to customer Contracts (the “Customer Consents”) (including, without limitation, any Material Customer Consents) which have not been obtained prior to Closing; provided, that such efforts shall not include any requirement of the Buyer to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Buyer shall provide periodic reports to the Company on the progress of such consent process (with such reports to in no event be less frequent than weekly) and shall, upon request of the Company, allow the Company to participate with Buyer in such consent process provided that the Company shall participate to the extent reasonably requested by Buyer. With respect to the Material Customer Consents that have not been obtained prior to Closing, upon Buyer obtaining a Material Customer Consent as specified on Exhibit 1.8 hereto, the Company and Buyer shall cause distributions to be made to the Company from the Consents Escrow in an amount equal to the amount set forth on Exhibit 1.8 for that respective Material Customer Consent. Thereafter, on March 31, 2008, the Buyer shall provide to the Company a list of all customer Contracts: (i) for which Customer Consents (which include, for the avoidance of doubt, Material Customer Consents) have not been obtained as of such date and which were terminable by the customer as a result of the failure to obtain Consent and were in fact terminated by the customer for such reason, or (ii) which were terminated by the customer pursuant to the exercise of a change-in-control right under the Contract (collectively, the “Non-Consenting Customers”). The Company shall have ten (10) business days to object to such list and, if so objected, the parties will meet in good faith to resolve such issue. In the event no resolution is reached within fifteen (15) business days of such objection, the dispute shall be resolved in accordance with the provisions of this Agreement or as otherwise agreed to by the parties. Upon resolution, Buyer shall make a claim against the Consents Escrow in an amount equal to four (4) times the amount of recurring monthly revenue (as of the month in which Closing occurs) attributable to the Non-Consenting Customers and the remainder of the Consents Escrow shall be payable to the Company within ten (10) business days of such determination. The Company and Buyer agree to execute such joint written instructions under the Escrow Agreement as may be reasonably necessary to effect the payments described in this Section 1.8. For the avoidance of doubt, the Consents Escrow shall be Buyer’s sole recourse with respect to any customer revenue lost or not transferred to Buyer as a result of the failure to obtain the Customer Consents, and Buyer shall bear all risk for any and all such amounts in excess of the Consents Escrow. In addition, Buyer shall have no recourse against the Consents Escrow with respect to the failure to obtain Consent for assignment of any non-customer Contract required in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, “Consent” shall mean the consent or approval required of a third party, or waiver of a right by a third party such as a right to terminate an agreement under a change-of-control provision, in each case as a result of the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to the provisions of Article XI, the Company hereby represents and warrants to Buyer, as follows:

2.1 Corporate Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets and the Company is qualified as a foreign corporation in the States of Illinois and Indiana. Exhibit 2.1 contains complete and correct copies of the Company’s (i) certificate of incorporation; (ii) bylaws; (iii) certificates of authority for the States of Illinois and Indiana, each amended to date; and (iv) all federal, state, local and foreign licenses, permits or other approvals required for the operation of its business as now being conducted.

2.2 Capital Stock; Options. The Company has authorized 10,000,000 shares of Common Stock, par value $0.01 (the “Common Stock”), 500 shares of Class A Preferred Stock, par value $0.01 (the “Class A Preferred Stock”), and 10,500 shares of Class B Preferred Stock, par value $0.01 (the “Class B Preferred Stock” and together with the Common Stock and the Class A Preferred Stock, the “Shares”). Of such authorized shares, 9,000,000 shares of Common Stock are issued and outstanding, 450,000 shares of Common Stock are held in treasury by the Company, all of the shares of Class A Preferred Stock are issued and outstanding and no shares of Class B Preferred Stock are issued and outstanding. All of the Shares are validly issued, fully paid and nonassessable and are owned by the entities set forth on Exhibit 2.2, free and clear of all encumbrances or claims. There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements by which the Company is bound to issue any additional shares of its capital stock or options to purchase shares of its capital stock.

2.3 Subsidiaries. The Company has no subsidiaries.

2.4 Authorization, etc. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

2.5 No Violation. Except as set forth in Exhibit 2.5, the Company is not subject to or obligated under any article or certificate of incorporation, bylaw or any material agreement or instrument, or any material license, franchise or permit, which would be breached or violated by Company’s execution, delivery and performance of this Agreement.

2.6 Governmental Authorities. The Company is in material compliance with all laws and orders applicable to the Business, and is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the transactions contemplated hereby.

2.7 Contracts. Exhibit 2.7 sets forth a list of all written Contracts to which the Company is bound which:

(a) Have a remaining obligation in excess of $50,000;

(b) Are agency, dealer, sales representative, marketing or other similar agreements;

(c) Is an agreement for the lease of personal property to or from any individual, partnership, corporation, limited liability company, association, trust, association, joint venture, governmental entity (or any department, agency or political division thereof) or other entity (collectively, a “Person”);

(d) Is an agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will occur over a period of more than one (1) year or involve consideration in excess of $10,000;

(e) Is an agreement under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation which it has imposed a security interest on any of the Purchased Assets;

(f) Is an agreement for the lease of real property; or

(g) Involves any restriction with respect to the geographical area, scope or type of business in which the Company may operate.

True and complete copies of each Contract have been delivered to Buyer. Assuming due and valid execution by the other parties thereto, each Contract is, in all material respects, valid, in good standing and enforceable by and against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) equitable principles. Neither the Company, nor to the Company’s knowledge any other party to any Contract, is in breach of any Contract.

2.8 Title. Except with respect to real property, which is addressed in Section 2.14 below, the Company has good title to all the Purchased Assets (except properties sold or otherwise disposed of as permitted by Section 4.1 below), free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character (collectively, “Liens”), except for Permitted Personal Property Liens. “Permitted Personal Property Liens” shall mean (i) Liens for Taxes, assessments or other governmental charges not yet delinquent; (ii) title of a lessor under an operating lease; and (iii) Liens set forth on Exhibit 2.8, which Liens set forth on Exhibit 2.8 shall be removed at or in connection with the Closing as set forth in Section 6.7 below.

2.9 Litigation. Except as set forth in Exhibit 2.9, there is no lawsuit pending or, to the Company’s knowledge threatened against the Company, nor to the Company’s knowledge is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company having, or which, insofar as can be reasonably foreseen, in the future may have, any adverse effect on the ability of the Company to operate the Business.

2.10 Tax Matters. The term “Taxes” means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, customs, duties, regulatory assessments or other taxes, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable law or assessed, charged or imposed by any governmental authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or imposed. Except as stated in Exhibit 2.10:

(a) The Company has duly and timely filed true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes shown as due and payable on such returns, reports and estimates have been paid.

(b) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect for the applicable year and other applicable laws.

(c) No asset of the Company is tax exempt use property under Code Section 168(h). No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

(d) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(e) The Company is not a foreign person within the meaning of Code Section 1445.

(f) The Company has withheld or collected all Taxes required to be withheld or collected with respect to the Business, including sales and use Taxes, and has properly remitted such Taxes to the proper taxing authority.

2.11 Employment and Benefit Matters.

(a) Exhibit 2.11 lists all of the following: (i) employment contracts, or contractual arrangements with any agent, employee, officer, director or shareholder of the Company; (ii) contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance or any other employee benefits or any other payments, “fringe benefits” or perquisites which are not terminable at will without liability to the Company or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called “Benefit Plans”.

(b) Except as set forth on Exhibit 2.11, neither the Company, nor any of its ERISA affiliates, has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor, to the Company’s knowledge, is the Company the subject of any union organization effort. The Company is in material compliance with applicable legal requirements respecting employment and employment practices and terms and conditions of employment, including without limitation, health and safety and wages and hours. No unfair labor practice complaint is pending against the Company before the National Labor Relations Board or other Governmental Agency. There is no labor dispute, strike, slowdown or work stoppage pending or, to the Company’s knowledge, threatened against the Company.

(c) True and correct copies of each of the Benefit Plans listed in Exhibit 2.11 that is subject to ERISA (the “Company ERISA Plan”) and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to Buyer by the Company. The Company has also delivered or made available to Buyer a copy of the most recently filed IRS Forms 5500, with attached financial statement and accountant’s opinion, if applicable, for each of the Company ERISA Plans. The Company has also delivered or made available to Buyer a copy of, in the case of each of the Company ERISA Plans intended to qualify under Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. To the Company’s knowledge, nothing has occurred prior to or since the issuance of such letters that could reasonably cause the loss of qualification under the Code of any of such plans.

(d) Except as disclosed in Exhibit 2.11, none of the Company ERISA Plans has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and there are no claims pending or, to the Company’s knowledge, threatened, involving any Benefit Plan listed in Exhibit 2.11. To the Company’s knowledge, there have been no violations of any reporting or disclosure requirements with respect to any of the Company ERISA Plans.

2.12 Intellectual Property. The Company has good title to, and Exhibit 2.12 contains a detailed listing of, each copyright, trademark, trade name, service mark, domain name and patent (collectively “Intellectual Property Rights”) used in the operation of its business as currently conducted. Except as otherwise set forth on Exhibit 2.12, all of said Intellectual Property Rights are free and clear of all royalty obligations, security interests, liens and encumbrances. The Company has taken all reasonable action to protect against and defend against, and has no knowledge of, any conflicting use of any Intellectual Property Rights. The Company does not have nor does the Company utilize any Intellectual Property Rights except those which are set forth in Exhibit 2.12.

2.13 Environmental.

(a) For purposes of this Section:

(i) “Hazardous Materials” means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated by any local, state or federal authority (“Governmental Authorities”). Hazardous Materials include, without limitation, anything which is: (1) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6); (2) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6921; (3) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991; (4) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14); (5) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33); (6) petroleum; (7) asbestos; and (8) polychlorinated biphenyl.

(ii) “Environmental Laws and Regulations” means all limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any laws relating to the regulation or abatement of pollution, or protecting the environment including, without limitation, (1) the Federal Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (2) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; (3) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 1101 et seq.; (4) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (5) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; (6) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (7) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; (8) laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (9) laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

(iii) “Pre-existing Environmental Condition” means the presence as of the Closing Date of any Hazardous Materials in, on, under or about (A) any real property currently owned by the Company and to be transferred to Buyer in connection with this Agreement, and (B) solely to the extent the Hazardous Materials were released, discharged or disposed during the Company’s tenancy, any leased real property for which Buyer will assume the lease from the Company following the Closing Date.

(b) Except as set forth on Exhibit 2.13, there are no pending or, to the Company’s knowledge threatened, claims, investigations, litigations, administrative proceedings or orders relating to any Hazardous Materials (collectively, “Environmental Claims”) asserted against the Company, or relating to any real property currently or heretofore owned, leased or operated by the Company. Except as set forth on Exhibit 2.13, the Company is not liable, and has not assumed any liability of any person for investigation, cleanup, compliance or required capital expenditures in connection with any Environmental Claim or under any Environmental Laws and Regulations.

(c) Except as set forth on Exhibit 2.13: (i) no Hazardous Materials are or previously have been stored in any aboveground or underground storage tanks, containers or surface impoundments that are located on real property currently or formerly owned by the Company, or to the Company’s knowledge any property leased by the Company; and (ii) no part of real property currently or formerly owned by the Company, or to the Company’s knowledge any property leased by the Company, including the soil and groundwater located thereon, contains Hazardous Materials at concentrations or in amounts that any Environmental Law or Regulation would require any person to investigate or remediate, (iii) the Company has not received any notices of violation, warning letters, orders, or civil or administrative penalties from Governmental Authorities under any Environmental Laws and Regulations regarding its operation and its operations are in compliance with all applicable Environmental Laws and Regulations, (iv) the Company holds all permits, licenses and authorizations required under any Environmental Laws and Regulations and there are currently no proceedings to revoke or deny such permits, licenses and authorizations, and (v) there are no asbestos containing materials or polychlorinated biphehyls present in or on any real property currently or formerly owned by the Company, or to the Company’s knowledge, any real property leased by the Company.

2.14 Real Property. Except as set forth on Exhibit 2.14:

(a) The Company has good title to the Real Property free and clear of all Liens, except Real Property Permitted Liens. “Real Property Permitted Liens” shall mean (i) all exceptions, restrictions, easements and rights of way disclosed in policies of title insurance; (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) landlords’ Liens arising or incurred in the ordinary course of business; and (iv) Liens set forth on Exhibit 2.14 which such Liens set forth on Exhibit 2.14 shall be removed at or in connection with the Closing.

(b) The Company has not leased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof; and

(c) There are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein.

2.15 Financial Statements; Absence of Changes.

(a) Exhibit 2.15(a)(i) contains correct and complete copies of the consolidated statements of the Company and its subsidiaries of its: (i) balance sheet; and (ii) income statement; and (iii) cash flows (the “Statements”), in each case as of and for the fiscal year ended December 31, 2006 and the unaudited Statements as of and for the ten (10) months ended October 31, 2007 (collectively the “Financial Statements”). The Financial Statements were prepared in conformity with Generally Accepted Accounting Principles, except as set forth on Exhibit 2.15(a)(ii) (the “GAAP Exceptions”).

(b) Except as set forth on Exhibit 2.15(b), the Financial Statements present fairly, in all material respects, the consolidated and consolidating financial condition and results of operations of the Company and its subsidiaries as of and for the periods then ended in accordance with Generally Accepted Accounting Principles.

(c) Exhibit 2.15(c) is an accurate and complete schedule of all Receivables as of November 30, 2007. Except as set forth on Exhibit 2.15(c), each Receivable represents a sale made in the ordinary course of business for a bona fide sale of goods or for services performed.

(d) Except as set forth in the balance sheets included in the Financial Statements or on Exhibit 2.15(d), there are no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be included in such Financial Statements in accordance with Generally Accepted Accounting Principles.

(e) Except as contemplated by this Agreement and as set forth in Exhibit 2.15(e), since October 31, 2007, the Company has operated the Business in the ordinary course consistent with past practice and except as set forth in Exhibit 2.15(e):

(i) There has been no material destruction, damage or other loss to any material assets;

(ii) Other than in the ordinary course of business, there has been no sale, lease, or other disposition of any asset;

(iii) The Company has not waived, released or canceled any claims against third parties or debts owing to it or any rights which have a value in excess of $10,000 individually or $50,000 in the aggregate;

(iv) The Company has not made any borrowing or incurred any debt (other than under the arrangements with 1st Source identified in this Agreement or the Exhibits hereto) or otherwise become liable for the obligations of any other person (other than by operation of law pursuant to the mergers contemplated by Section 6.8);

(v) The Company has not made any loan, advance or capital contribution to, or investment in, any other person (other than advances to employees made in the ordinary course of business);

(vi) The Company has not granted or permitted the creation of any Lien, other than Permitted Personal Property Liens;

(vii) The Company has not made any material changes in its accounting systems, policies, principles or practices, other than any changes required by applicable accounting standards; and

(viii) The Company has not contractually committed or agreed to any of the foregoing in the future.

2.16 Knowledge. Whenever a representation and warranty made by the Company herein refers to the knowledge or expectation of the Company, such knowledge or expectation shall be deemed to consist only of the actual knowledge or expectation of Tracy D. Graham and Lisa Ondrula.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company, as follows:

3.1 Corporate Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and will be qualified to do business in the States of Illinois and Indiana on the Closing Date.

3.2 Capitalization. As of the date of this Agreement, Buyer has authorized capital stock consisting of 5,000 shares of Common Stock, no par value per share.

3.3 Authorization, etc. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

3.4 No Violation. Buyer is not subject to or obligated under any certificate of incorporation, bylaw, law, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by its execution, delivery or performance of this Agreement. Buyer will comply with all laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.5 Governmental Authorities. Buyer is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Buyer’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.6 Financial Ability to Complete Transactions. Buyer has the financial capability to complete the transactions contemplated hereby, including, without limitation, the ability to pay the Purchase Price on the Closing Date.

3.7 No Knowledge of Breach of the Company’s Representation and Warranties. Neither Buyer nor any of its affiliates or representatives, including, without limitation, Shane Brown and Steve Holter (the “Buyer Affiliates”), are aware of any facts, events or occurrences which would cause the Company to be in breach of any of its representations and warranties contained in this Agreement and neither Buyer nor any of the Buyer Affiliates have any information which could cause them to believe that any of the representations and warranties of the Company contained in this Agreement are untrue.

3.8 Knowledge. Whenever a representation and warranty made by the Buyer herein refers to the knowledge or expectation of the Buyer, such knowledge or expectation shall be deemed to consist only of the actual knowledge or expectation of Shane Brown and Steve Holter.

ARTICLE IV

COVENANTS OF THE COMPANY

Except as otherwise consented to or approved by Buyer in writing, until the Closing, the Company covenants and agrees as follows:

4.1 Regular Course of Business.

(a) The Company will operate its business in the ordinary course, diligently and in good faith, consistent with past management practices; will not engage in any significant or unusual transaction; will not cancel, release, waive or compromise any debt, claim or right in its favor having a value in excess of $10,000 individually or $50,000 in the aggregate other than in the ordinary course of business; and will maintain the current insurance coverage of the Company up to the Closing Date.

(b) Without limiting the generality of clause (a), until the Closing Date, without the prior written consent of Buyer, the Company and its subsidiaries will not:

(i) do any act or omit to do any act, or permit any act or omission to act, which would cause a material breach of any of the Contracts;

(ii) sell, transfer, convey, assign or otherwise dispose of any assets with a fair market value in excess of $5,000 (without purchasing a replacement of the same or better quality and condition) other than for goods or inventory, including parts or supplies, sold or otherwise disposed of in the ordinary course of business and consistent with past practice;

(iii) except for capital improvements, purchases and expenditures permitted by clause (iv), purchase, lease or otherwise acquire any assets, except for any such transaction less than $5,000 individually in value or $25,000 in the aggregate in value, except for services acquired in the ordinary course of business and consistent with past practice for the purpose of supporting ongoing sales activities;

(iv) other than in the ordinary course of business and consistent with past practice, waive, release or cancel any claims against third parties for debts owing to it, or any rights which have a value of $5,000 individually or $25,000 in the aggregate;

(v) (A) make any borrowing, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice); (B) assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice)

or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person; or (C) make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

(vi) grant or permit the creation of any Lien, except Personal Property Permitted Liens and Real Property Permitted Liens, over any of the Purchased Assets;

(vii) make any loan, advance or capital contribution to, or investment in, any other person other than in the ordinary course of business;

(viii) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer, consultant (except with respect to termination of any consultants) or employee, or increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract to do any of the foregoing;

(ix) terminate the employment of any employee without cause;

(x) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its directors, officers, employees or agents;

(xi) enter into any employment agreement or other Contract of any kind with any director, officer or employee of the Company;

(xii) enter into any Contract with respect to any material modification or termination of any real property Lease;

(xiii) issue any additional shares of capital stock or member interests; or

(xiv) enter into any Contract to do any of the foregoing.

(c) Without limiting the generality of clause (a), until the Closing Date, the Company shall use its commercially reasonable efforts to:

(i) maintain all licenses and permits that are required for and material to the conduct of its business as currently conducted;

(ii) maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with the Financial Statements and past practices; and

(iii) duly comply in all material respects with all Laws and orders applicable to the Company or as may be required for the valid and effective consummation of the transactions contemplated herein.

(d) The Company shall continue to carry their existing insurance policies applicable to periods up to the Closing Date and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

4.2 Amendments. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in the Company’s certificate of incorporation or bylaws. The Company will not change the character of its Business.

4.3 Access and Disclosure. The Company shall afford to Buyer and its counsel, accountants and other authorized representatives reasonable access during business hours to the Company’s plants, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and the Company will cause its officers and employees to furnish such additional financial and operating data and other information as Buyer shall from time to time reasonably request. From time to time prior to the Closing Date, the Company will promptly supplement or amend in writing information previously delivered to Buyer with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed.

ARTICLE V

CONFIDENTIALITY

Each party hereby covenants and agrees that:

5.1 Confidentiality. Each party will hold in strict confidence and not disclose to any other party (other than its counsel and other advisors), without the other party’s prior written consent, all information received regarding the other party, any of the other party’s officers, directors, employees, agents, counsel or auditors in connection with the transactions contemplated hereby, except as may be required by applicable law or as otherwise contemplated herein.

5.2 Books and Records. Buyer shall preserve and keep the Company’s books and records delivered hereunder for a period of seven (7) years from the date hereof and shall, during such period, make such books and records available to the Company and any successor of the Company and former officers and directors of the Company for any reasonable purpose.

ARTICLE VI

OTHER AGREEMENTS

Buyer and the Company covenant and agree that:

6.1 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 9.3 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

6.2 Consultants, Brokers and Finders. The Company and Buyer each represent and warrant to the other that they have not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement, except for Signal Hill Capital Group LLC retained by the Company and FTI Consulting retained by Buyer. The Company and Buyer each hereby agree to indemnify, defend and hold the other party and its officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by the indemnifying party.

6.3 Cooperation; Tax Filings. After Closing, the Company will duly and timely file when due, true, correct and complete tax returns, reports and estimates prepared in accordance with applicable laws, for all years and periods and for all jurisdictions (whether federal, state, local or foreign) in which such returns, reports or estimates are required. The Company will timely pay all Taxes for all years and periods shown as due on such returns, reports and estimates. Buyer and the Company shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and the Company will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

6.4 Representations and Warranties in Article II. Prior to and at the Closing, the only right or remedy of Buyer on account of any misrepresentation or breach of warranty in Article II or any violation of any covenant contained in Article IV will be to decline to consummate the Closing and/or terminate this Agreement under Section 10.1(b). After the Closing, the only right or remedy of Buyer on account of any misrepresentation or breach of warranty in Article II (or in the certificate delivered pursuant to Section 7.1, which shall for purposes of this Agreement constitute a representation and warranty of the Company made in Article II) or any violation of any covenant contained in Article IV shall be those stated in Section 11.1. The Company shall not have any liability or obligation of any kind whatsoever to

Buyer, or any other person on account of any misrepresentation or breach of warranty in Article II or any violation of any covenant except as stated in this Section 6.4.

6.5 Collateral Agreements. At Closing:

(a) Buyer on the one hand, and the Company and Jordan on the other hand, will enter into a non-competition agreement in the form attached hereto as Exhibit 6.5(a) (the “Noncompetition Agreement”).

(b) Buyer on the one hand, and each of Deflecto Corporation and The Jordan Company, L.P. on the other hand, will enter into the commercial agreement in the forms attached hereto as Exhibit 6.5(b) (the “Commercial Agreement”).

6.6 Certain Matters Relating to Employees.

(a) Buyer will make offers of employment to all employees of the Company, effective the day after the Closing. Any employee who accepts an offer of employment with Buyer will be terminated by the Company effective as of close of business on the Closing Date. All liabilities, costs and actions related to the termination of employees by the Company shall be Excluded Liabilities hereunder, and shall remain the obligation of the Company.

(b) The Company shall be responsible for any and all liabilities relating to or arising out of the employment of all employees by the Company or its affiliates.

(c) Neither Buyer nor any of its affiliates will adopt, become a sponsoring employer, or have any obligations with respect to the Benefits, and the Company shall be responsible for any and all liabilities which have arisen or may arise under or in connection with any Benefit Plan.

(d) The Company will be responsible for and will perform all applicable tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by the Company to employees, and Buyer will be responsible for and will perform all applicable tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Buyer to employees after the Closing Date for any employee accepting employment with the Buyer.

6.7 Release of Liens. Prior to Closing, the Company shall have terminated all Liens other than Personal Property Permitted Liens and Real Property Permitted Liens which are not required to be removed pursuant to Section 2.8 and 2.14 above. With respect to amounts owed to 1st Source Bank, the Company shall provide an appropriate payoff letter from 1st Source Bank confirming that all Liens and mortgages of 1st Source (other than Permitted Personal Property Liens for operating leases) will be released upon payment of the funds identified in such payoff letter to 1st Source Bank. Any amount owed by Company to 1st Source Bank shall be paid from the funds received by the Company at Closing as set forth in Section 1.4(a). The

Company represents that prior to Closing a tax judgment lien in the amount of $18,916.64, as evidenced in the title records for the South Bend Real Property has been fully paid, but that the title records have not yet been updated to reflect such payment. Subsequent to Closing, the Company will promptly obtain all filings necessary such that the lien shall be released of record and the title policy for the South Bend Real Property can be issued with the lien exception deleted.

6.8 Merger of Subsidiaries. Prior to Closing, the Company shall have caused all of its subsidiaries to merge into the Company such that all assets of each subsidiary be transferred to Buyer hereunder, except for any Excluded Assets.

6.9 Jordan Guaranty. Jordan unconditionally and irrevocably guarantees the faithful and prompt payment, performance and observance by the Company of each and every one of the terms, conditions, agreements and covenants hereunder to be kept and performed by the Company (subject to any and all limitations set forth in this Agreement on such payment, performance or observance). Jordan’s guaranty is a continuing guaranty of payment and not of collection. The reduction of or limitation on any liabilities of the Company, whether pursuant to any federal or state bankruptcy or insolvency proceeding or other action, shall not cause a reduction in or otherwise affect the liabilities or obligations of Jordan. Buyer shall have the right to proceed against Jordan following any default by the Company without first proceeding against the Company. Jordan waives any and all requirements that Buyer pursue any remedy or institute any proceeding at law or in equity against the Company as a condition precedent to making a demand or claim under, or bringing an action against Jordan, and agrees that the Company may be released from its obligations to perform all or part of the matters guaranteed by Jordan without in any way affecting the duties, obligations and liabilities of Jordan under this Section 6.9. If any provision of this Section 6.9 or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Section 6.9, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law. This guaranty shall inure to the benefit of Buyer and its successors and assigns, and shall be binding upon Jordan and its successors and assigns.

6.10 Chicago Lease. Upon the Closing, Buyer shall commence negotiations with the Landlord of the Lombard, Illinois data center lease (“Chicago Lease”), for an amendment to the lease on terms as specified in Exhibit 6.10 hereof. Upon completion, in whole or in part, of an amendment containing some or all of such terms, Buyer shall pay the Chicago Holdback in accordance with Exhibit 6.10 and Section 1.4(b) hereof.

6.11 Use of GramTel name. Promptly following the Closing, the Company shall cause to be filed with the Delaware Secretary of State an amendment to its charter changing its corporate name to one that is not confusingly similar to “GramTel”. Thereafter, the Company shall promptly file all paperwork necessary with each jurisdiction in which it is authorized to do business to change its name under which such authority is granted.

6.12 Sonnenschein Waiver. As a condition of Closing, the Company shall obtain a written waiver from Sonnenschein Nath and Rosenthal LLP agreeing to waive the termination for convenience rights under its Customer Contract with the Company.

6.13 Capital Expenditures. The parties acknowledge that the Chicago Data Center requires additional capital expenditures in order to complete the build-out for 12,000 square feet of conditioned data center floor space at a minimum of a Tier III level (as defined by the Uptime Institute). Attached hereto as Exhibit 6.13 is a copy of the specifications which the Company represents are the plans as of the date of Closing for the completion of the build-out of such space (the “Specifications”). A copy of the Company’s proposed budget for completing such buildout in accordance with those Specifications is set forth on Exhibit 6.13 (the “Budget”). Buyer shall use good faith, commercially reasonable efforts to complete the build-out in accordance with the Specifications and the Budget. To the extent the actual costs incurred by Buyer to complete the build-out in accordance with the Specifications (but excluding any premiums or similar payments or costs associated with expediting the build-out in a manner that is outside the regular and ordinary course of construction contemplated by the Budget) exceed the Budget by more than Fifty Thousand Dollars ($50,000), Buyer may make a claim against the Capex Escrow for such excess over Fifty Thousand Dollars ($50,000), and the remainder (if any) of the Capex Escrow shall be payable to the Company within ten (10) business days of the earlier of (i) the completion of the build-out in accordance with the Specifications or (ii) June 30, 2008. The Company and Buyer agree to execute such join written instructions under the Escrow Agreement as may be reasonably necessary to effect the payments described in this Section 6.13. For the avoidance of doubt, the Capex Escrow shall be Buyer’s sole recourse for the capital expenditures to complete the build-out of the Chicago Data Center, and Buyer shall bear all risk for any and all amounts in excess of the Capex Escrow.

6.14 Escrow Agreement. At the Closing, the Company, Buyer and 1st Source Bank (the “Escrow Agent”) shall enter into an Escrow Agreement in the form set forth as Exhibit 6.14 (the “Escrow Agreement”). Pursuant to Sections 1.4(c) and (d), Buyer shall deposit the Capex Escrow and the Consents Escrow with the Escrow Agent to be held and disbursed pursuant to the terms and conditions hereof and of the Escrow Agreement. All costs attributable to the Escrow Agreement shall be borne equally by the Company and Buyer.

6.15 Certain Termination Costs. The Company and Buyer agree that any damages, costs or expenses incurred by the contract counterparty (and for which recovery is sought by such counterparty against the Company or Buyer) in connection with the termination by such contract counterparty of any contract for which consent is required pursuant to the terms thereof but not obtained in connection with the transactions contemplated by this Agreement (to the extent such termination is due to the failure to obtain consent to the assignment of such contract from the Company to Buyer) shall be the responsibility of the Company, and shall expressly be deemed to be Excluded Liabilities hereunder.

6.16 Further Assurances and Co-Operation. After Closing, each party agrees to take all actions and execute all documents reasonably requested by the other party in order to further the purposes of this Agreement. Such cooperation shall include without limitation execution of any documents required in connection with transferring title and Buyer’s obtaining title insurance on the Real Property located in South Bend, Indiana.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer:

7.1 Representations and Warranties; Performance. The representations and warranties made by the Company herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; the Company shall have performed and complied in all material respects with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; the Company shall have, and shall have caused a corporate officer of the Company to have delivered to Buyer a certificate, dated the Closing Date, in the form designated on Exhibit 7.1, certifying to such matters and the other conditions contained in this Article VII.

7.2 Material Consents. The Company shall have obtained and delivered to Buyer the consents listed on Exhibit 7.2 (collectively, the “Material Consents”), except for delivery of Material Customer Consents that are subject to Section 1.8 hereunder.

7.3 Employment of Tracy Graham. Tracy Graham shall have executed an employment agreement with the Buyer, on terms acceptable to Buyer in its sole discretion.

7.4 Collateral Agreements. The Company and Jordan shall have executed and delivered the Noncompetition Agreement and the Commercial Agreement.

7.5 Escrow Agreement. Buyer, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.6 Post Office Box. The Company shall have delivered all keys and assignments with respect to Post Office boxes.

7.7 Other Documents. The Company will furnish or cause the Company to furnish Buyer with such other and further documents and certificates of its officers and others as Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement, including but not limited to the 1st Source payoff letter and the Sonnenschein waiver referenced in Section 6.12.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLERS

Each and every obligation of the Company under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Company:

8.1 Representations and Warranties; Performance. The representations and warranties made by Buyer herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Buyer shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; Buyer shall have delivered to the Company a certificate of its President, dated the Closing Date, certifying to the fulfillment of the conditions set forth herein, in the form designated as Exhibit 8.1 and the other conditions contained in this Article VIII.

8.2 Payment. The payments described in Section 1.4 shall have been made.

8.3 Collateral Agreements. The Buyer shall have executed and delivered the Noncompetition Agreement and the Commercial Agreement.

8.4 Other Documents. Buyer will furnish the Company with such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by the Company.

ARTICLE IX

CLOSING

9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing (the “Closing”) shall be held on December 31, 2007, or on such other date (the “Closing Date”) mutually agreed upon at such place or places as Buyer shall designate.

9.2 Deliveries at Closing.

(a) At Closing, the Company shall transfer and assign to Buyer all of the Purchased Assets by delivering a bill of sale, deed for owned real property and the other agreements, certifications and other documents required to be executed and delivered hereunder at the Closing shall be duly and validly executed and delivered.

(b) At Closing, the Company shall deliver to Buyer the Material Consents.

(c) At Closing, Buyer shall deliver the Purchase Price to the Company as specified in Section 1.4 hereof and the other agreements, certifications and other documents required to be executed and delivered hereunder at Closing shall be duly and validly executed and delivered.

9.3 Legal Actions. If, prior to the Closing Date, any action or proceeding shall have been instituted by any third party before any court or governmental agency to restrain or prohibit this Agreement or the consummation of the transactions contemplated herein, the Closing shall be adjourned at the option of any party hereto for a period of up to one hundred twenty (120) days. If, at the end of such one hundred twenty (120) day period, the action or proceeding shall not have been favorably resolved, any party hereto may, by written notice thereof to the other party or parties, terminate its obligation hereunder.

9.4 Specific Performance. The parties hereto agree that if any party hereto is obligated to, but nevertheless does not, consummate this transaction, then any other party, in addition to all other rights or remedies, shall be entitled to the remedy of specific performance mandating that the other party or parties consummate this transaction. In an action for specific performance by any party hereto against any other party, the other party shall not plead adequacy of damages at law.

9.5 Assumption of Liabilities. After the Closing, Buyer and its successors and assigns will forever defend, indemnify and hold harmless the Company from and against any and all liabilities and obligations which Buyer assumed pursuant to Section 1.5.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a) By mutual consent of Buyer and the Company;

(b) By either Buyer or the Company, if (i) such party is not in breach hereunder and the other party is in material breach hereunder, (ii) this Agreement is not consummated on or before the Closing Date, including extensions, and/or (iii) the other party seeks protection in a bankruptcy or similar proceeding; or

(c) By Buyer, if there has been a material adverse change in the operation, assets, condition (financial or other) or results of operation of the Business.

10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a) each party hereto will upon request redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) no party hereto shall have any liability or further obligation to any other party to this Agreement; and

(c) each party hereto shall bear its own expenses.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification. To the extent set forth in this Section 11.1 only (and subject to the limitations set forth herein), Buyer will be indemnified by the Company from breaches of the representations and warranties contained in Article II and breaches of any of the covenants or agreements of the Company contained herein and claims arising from the Excluded Assets or the Excluded Liabilities. The Company will have no other liability to Buyer whatsoever. The Company will be indemnified by Buyer from a breach of Buyer’s representations, warranties and covenants and from the Assumed Liabilities and liabilities related to the Purchased Assets and/or Buyer’s operations and activities arising after the Closing. All indemnification obligations of the Company will be subject to the following limitations:

(a) The Company shall only indemnify Buyer for any loss, damage, or expense, (including but not limited to reasonable attorney’s fees) (“Damages”), proximately resulting to Buyer on account of (i) any misrepresentation or breach of warranty under Article II, or covenant under Article IV made by the Company; of which Buyer gives written notice to the Company pursuant to Section 11.2 on or before the six (6) month anniversary of the Closing, except that Buyer shall have until the expiration of the applicable statute of limitations to give written notice to the Company pursuant to Section 11.2 of any misrepresentation or breach of warranty made or deemed made by the Company pursuant to Sections 2.1, 2.2, 2.4, 2.8, 2.10, 2.11, 2.13 or 2.14, provided, however, that Buyer shall not be entitled to any indemnification by the Company with respect to any misrepresentation or breach of warranty made or deemed made in Article II or breach of a covenant under Article IV as to which Buyer had knowledge of on or before the Closing or with respect to matters disclosed on the exhibits hereto; (ii) breach by the Company of this Agreement or any of the Collateral Agreements; (iii) the Excluded Assets or Excluded Liabilities; or (iv) any Pre-existing Environmental Condition.

(b) Notwithstanding anything contained herein to the contrary, with respect to indemnity under Section 1 l.l(a)(i) or (iv) above: (i) Buyer shall not be entitled to any indemnification by the Company until the aggregate amount of all such indemnification amounts exceeds an amount equal to two percent (2%) of the Purchase Price (after which the Company shall only be responsible for indemnifying Buyer for amounts in excess of the amount equal to two percent (2%) of the Purchase Price) (the “Threshold”); and (ii) in no event shall the total liability of the Company exceed an amount equal to ten percent (10%) of the Purchase Price in the aggregate (the General Cap); provided, that with respect to breaches by the Company of the representations and warranties set forth in Section 2.10 or Section 2.13, or indemnification under Section ll.l(a)(iv) above, such indemnification shall not be subject to the Threshold, and the maximum total liability shall not exceed fifty percent (50%) of the Purchase Price in the aggregate (the “Tax/Environmental Cap”). For the avoidance of doubt, any Damages applied against the General Cap shall also be applied against the Tax/Environmental Cap.

(c) Notwithstanding anything contained herein to the contrary, in no event shall the Company have any indemnification obligations for Damages relating to any breach of the representations in Section 2.13 resulting from Buyer or its respective agents and representatives conducting invasive investigations, sampling or monitoring of or at the real properties owned, leased or operated by the Company unless (i) required to do so by Environmental Laws and Regulations or a governmental authority or (ii) conducted in response to an Environmental Claim.

(d) The amount of any Damages for which indemnification is provided under this Article XI shall be net of any (i) Tax benefits actually realized by the Indemnified Party (hereinafter defined) and amounts recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Damages, (ii) amounts recoverable by the Indemnified Party pursuant to any indemnification by or indemnification or other agreement with any third party or (iii) insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Damages (in each case net of any Tax or costs incurred to recover such amounts).

(e) Notwithstanding anything contained herein to the contrary, in no event will the Company have any obligation to indemnify Buyer for any Damages to the extent such Damages arise from or relate to any breach by Buyer of this Agreement or the Collateral Agreements.

11.2 Notice of Claim. A party entitled to indemnification hereunder (“Indemnified Party”) shall give written notice to the other party (“Indemnifying Party”) stating specifically the basis for the claim for Damages in reasonable detail, including the nature and amount thereof, and shall tender defense thereof to Indemnifying Party as provided in Section 11.3.

11.3 Tender of Defense for Damages. Promptly (and in any event within fifteen (15) business days) upon receipt by Indemnified Party of a notice of a claim by a third party which may give rise to a claim for Damages, Indemnified Party shall give written notice thereof to Indemnifying Party. Indemnifying Party will have the right to at any time, at its sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Indemnifying Party, in its sole discretion, shall elect and Indemnified Party shall execute such documents and take such steps as may be reasonably necessary in the opinion of counsel for Indemnifying Party to enable Indemnifying Party to conduct the defense of such claim for Damages. Unless and until the Indemnifying Party assumes the defense of any claim for Damages, the Indemnified Party may defend any claim for Damages, provided, however, the Indemnifying Party may nevertheless, at its own expense, participate in the defense of such claim by Indemnified Party and in any and all settlement negotiations relating thereto. In any and all events, Indemnifying Party shall have such access to the records and files of Indemnified Party relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof. In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to a third party claim for Damages, without the prior written consent of the Indemnifying Party.

11.4 Other. Notwithstanding anything herein to the contrary, in no event will either party be liable to the other for special, incidental, indirect, consequential or punitive damages.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the Company and Buyer.

12.2 Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Buyer on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

12.3 Expenses. Each party hereto will pay its own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein.

12.4 Payment of Sales, Use or Similar Taxes.

(a) Each of the Company and Buyer shall pay fifty percent (50%) of any and all transfer, sales, use, intangible, recordation, documentary, purchase, value added, excise, real property, stamp, or similar taxes (“Transfer Taxes”) imposed on, or result from, the transfer of any Purchased Assets pursuant to this Agreement (including those Transfer Taxes imposed on the Company or the Purchased Assets) and any other out-of-pocket costs and expenses that resulting from the transfer of the Purchased Assets to the Buyer pursuant to the terms of this Agreement. Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Company will join in the execution of any such tax returns and other documentation.

(b) Liability of the Company for any real and tangible personal property taxes and assessments, general and special, for the 2007 and 2008 tax years shall be equal to the amount of such property taxes for each year multiplied by a fraction, the numerator of which is the number of days in each year including the Closing Date and the denominator of which is 365 days. Liability for the remainder of such taxes and assessments shall be borne by Buyer. All tax pro-rations shall be based on tax rates and assessments for 2007 and 2008 unless such rates and/or assessments are unavailable. If either the tax rates or the tax assessments for 2007 or 2008 are not available, then such pro-ration shall be made based upon the tax rates and assessments for the prior year (or if only the assessed value for 2007 or 2008 is known, then based on the prior year’s tax rates and the current year’s assessed value), and shall be adjusted by a cash payment between the Company and Buyer after the Closing as soon as such rates and assessments for 2007 and 2008 are available. To the extent such property taxes and assessments have already been paid for the 2007 or 2008 tax years prior to the Closing Date, Buyer shall pay to the Company Buyer’s pro-rated portion. To the extent that such taxes and assessments have not been paid prior to the Closing Date, the Company will pay to the Buyer the Company’s pro-rated portion. Buyer shall thereafter pay all such taxes and assessments to the taxing authority when due and shall provide to the Company proof of such payment upon request. For all amounts owed by a party which were not paid as part of the Closing, within 90 days of Closing, the parties agree to meet and reconcile such amounts between themselves, subject to the dispute resolution mechanisms set forth in this Agreement. After reconciliation, the party owing the net amount to the other shall remit such amount to the other party within 10 days of final resolution.

12.5 Notices. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) faxed, with receipt confirmed, addressed as follows:

(a) If to the Company, to each of:

Thomas H. Quinn

GramTel USA, Inc.

ArborLake Centre, Suite 550

1751 Lake Cook Road

Deerfield, Illinois 60015

Telephone: (847) 945-5522

Facsimile: (847) 945-9099

with a copy to:

Steven L. Rist, Esq.

Sonnenschein, Nath & Rosenthal

4520 Main Street, Suite 1100

Kansas City, Missouri 64111

Telephone: (816) 460-2400

Facsimile: (816) 460-2652

(b) If to Buyer to:

BCSIVA Inc.

Attn: General Counsel

221 E. Fourth Street. 103-1290

Cincinnati, OH 45202

Telephone: (513) 397-9900

Facsimile: (513) 397-9557

with a copy to:

Thomas W. Bosse, Esq.

The Law Offices of Thomas W. Bosse, PLLC

2101 Chamber Center Drive

Ft. Mitchell, KY 41017

Telephone: (859) 344-9500

Facsimile: (859) 344-4952

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

12.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer without the prior written consent of the Company except in the case of an assignment to an affiliate in which case notice, but no consent, shall be required provided that no such assignment shall relieve Buyer of any of its obligations hereunder.

12.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of New York) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9 Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

12.10 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.11 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

GRAMTEL USA, INC.

By:	/s/ Lisa Ondrula
Name:
Title:

JORDAN INDUSTRIES, INC., solely for the purpose of agreeing to the provisions of Section 6.5 and Section 6.9

By:	/s/ Lisa Ondrula
Name:
Title:

BCSIVA INC.

By:	/s/ Shane Brown
Name:	Shane Brown
Title:	VP Business Development

SCHEDULE OF EXHIBITS

TO

AGREEMENT FOR PURCHASE AND SALE OF

GRAMTEL USA, INC.

	Exhibits	Title
C	Exhibit 1.2(a)	Equipment

C	Exhibit 1.2(f)	Excluded Contracts

C	Exhibit 1.2(g)	Real Property

C	Exhibit 1.3	Excluded Assets

B	Exhibit 1.8	Material Customer Consents

C	Exhibit 2.1	Certificate of Incorporation, Bylaws and Certificates of Authority of the Company

C	Exhibit 2.2	List of Stockholders

C	Exhibit 2.5	No Violation

C	Exhibit 2.7	Schedule of Contracts

C	Exhibit 2.8	Title and Related Matters

C	Exhibit 2.9	Legal Proceedings and Judgments

C	Exhibit 2.10	Certain Tax Matters

C	Exhibit 2.11	Benefit Plans

C	Exhibit 2.12	Schedule of Intellectual Property Rights

C	Exhibit 2.13	Environmental Matters

C	Exhibit 2.14	Real Property

C	Exhibit 2.15(a)(i)	Financial Statements

C	Exhibit 2.15(a)(ii)	GAAP Exceptions

C	Exhibit 2.15(b)	Exceptions to Financial Condition

	Exhibits	Title
C	Exhibit 2.15(c)	Receivables Aging Schedule

C	Exhibit 2.15(d)	Additional Liabilities

C	Exhibit 2.15(e)	Ordinary Course Exceptions

B	Exhibit 6.5(a)	Noncompetition Agreement

B	Exhibit 6.5(b)	Commercial Agreement

B	Exhibit 6.10	Chicago Lease Amendment

C	Exhibit 6.13(a)	Chicago Buildout Plan

C	Exhibit 6.13(b)	Chicago Buildout Budget

C	Exhibit 6.14	Escrow Agreement

C	Exhibit 7.1	Certificate of Fulfillment of Conditions by the Company

C	Exhibit 7.2	Material Consents

C	Exhibit 8.1	Certificate of Fulfillment of Conditions of Buyer

C - First draft to be prepared by counsel for the Company.